Exhibit 99.1

Mercantile Bank Corporation Reports Second Quarter 2012 Results

Full repurchase of TARP preferred stock, improved asset quality, increased profitability and growth of loan portfolio

GRAND RAPIDS, Mich., July 17, 2012 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $3.3 million, or $0.36 per diluted share, for the second quarter of 2012, compared with net income attributable to common shares of $2.4 million, or $0.27 per diluted share, for the prior-year period. On a pre-tax basis, income was $5.8 million in the second quarter of 2012 compared to $2.7 million in the prior-year second quarter, an increase of 115 percent.

The second quarter was highlighted by:

•	Exit from the TARP Program with the repurchase of all outstanding preferred stock, without issuing additional stock or debt

•	Significant improvement in profitability as asset quality continues to improve

•	Nonperforming assets declined 35 percent from a year ago and 66 percent since peak in early 2010

•	Level of loans in the 30- to 89-days delinquent category remains at virtually zero

•	Net increase in total loans

•	Net interest margin remains strong

•	Regulatory capital ratios remain significantly above minimum requirements for “well-capitalized” institutions

“The second quarter marked a number of significant accomplishments that has Mercantile poised to take advantage of lending and market opportunities,” said Michael Price, Chairman and CEO of Mercantile Bank Corporation. “Our improving levels of profitability and the strength of our balance sheet enabled us to complete the repurchase of the preferred stock outstanding under TARP. For the first time in the Company’s history, we had a net recovery of loan losses and recorded a negative provision for loan losses, reflecting an especially dynamic quarter pertaining to asset quality improvement. Our performance in the second quarter highlights the strength of our community banking model and the value we bring to the communities we serve.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $13.5 million during the 2012 second quarter, down $1.4 million or about 9 percent from the $14.9 million generated during the second quarter of 2011, primarily reflecting a reduction in earning assets. Net interest income was $11.5 million, down $1.7 million or 12.5 percent from the $13.2 million earned in the prior-year second quarter. The decrease in net interest income resulted from a 13.0 percent decline in average earning assets as part of management’s strategic initiative to reduce commercial real estate exposure and shift certain loans out of the loan portfolio. The net interest margin during the second quarter of 2012 was 3.63 percent, slightly higher than the level during the second quarter of 2011 and remaining well above the historical average level.

Noninterest income for the 2012 second quarter was $2.0 million, up $0.2 million or 13.9 percent from the comparable 2011 period. The increase in noninterest income primarily resulted from increased residential mortgage banking fee income and an increase in rental income on foreclosed properties.

Mercantile had a negative $3.0 million provision for loan losses during the second quarter of 2012 compared to a provision expense of $1.7 million for the year-ago quarter. The negative provision expense is the result of several factors, including: a net recovery of prior-period loan charge-offs of $1.7 million, certain specific reserve allocations that were fully eliminated or significantly reduced due to successful collection efforts, a low level of loan-rating downgrades, and a significant number of loan-rating upgrades.

Noninterest expense for the 2012 second quarter was $10.6 million, up $0.2 million from the same period in 2011. Salaries and benefits totaled $4.9 million, up $0.5 million from the prior-year quarter, primarily reflecting the expense associated with certain employee benefit programs that had been suspended or lowered in prior years. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $2.1 million during the 2012 second quarter, up $0.1 million from the year-ago quarter. Federal Deposit Insurance Corporation insurance premiums were $0.3 million in the second quarter of 2012, down $0.4 million from the 2011 second quarter, primarily resulting from a decreased assessment rate that reflects the Company’s improved financial condition and operating performance.

“Once again, we saw the benefit of our disciplined approach to managing our loan portfolio with a focus on appropriate underwriting and administration,” added Price. “This effort has had a substantial positive impact on our operating performance and the strength of our financial condition, and has enabled us to repurchase all of our outstanding preferred stock without issuing additional stock or debt.”

Balance Sheet

Over the past several years, Mercantile has focused on reducing its exposure to loans secured by commercial real estate. While efforts to reduce certain segments of the commercial real estate portfolio continue, total loans increased $9.3 million during the second quarter of 2012 as improved economic conditions and continued relationship building efforts have led to increased lending opportunities. As of June 30, 2012, total assets were $1.39 billion, down $48.0 million or 3.3 percent from December 31, 2011; total loans decreased $11.4 million, or 1.1 percent, to $1.06 billion over the same period. Compared to June 30, 2011, total assets declined $153 million, or 9.9 percent, and total loans declined $62.0 million, or 5.5 percent.

Real estate loans comprise a majority of Mercantile’s loan portfolio. At June 30, 2012, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $706 million or approximately 67 percent of total loans, representing a decline of $65.9 million, or 8.5 percent, from $772 million, or 68.8 percent of total loans, at June 30, 2011.

Non-owner-occupied commercial real estate (“CRE”) loans totaled $351 million as of June 30, 2012 (33.1 percent of total loans), a decline of $78.9 million over the past 12 months. Owner-occupied CRE loans were $282 million at the end of the second quarter of 2012, an increase of $16.7 million from a year ago. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $73.9 million at June 30, 2012, down $3.6 million from a year ago. The commercial and industrial (“C&I”) segment of the loan portfolio was $277 million at June 30, 2012, an increase of $10.9 million since year-end 2011 and an increase of $15.3 million over the past 12 months. The average balance of commercial lines of credit has remained relatively stable since early 2011 after declining for several years.

LOANS SECURED BY REAL ESTATE

($000s)	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Residential-Related:
Vacant Land	$12,246	$12,837	$13,124	$13,264	$13,484
Land Development	15,256	16,173	17,007	17,441	18,134
Construction	4,055	4,318	4,923	4,647	4,706

	31,557	33,328	35,054	35,352	36,324
Comm’l Non-Owner Occupied:
Vacant Land	8,827	9,255	10,555	11,082	12,639
Land Development	14,355	14,418	14,486	14,541	16,348
Construction	15,424	16,936	13,615	11,061	10,709
Commercial Buildings	350,762	357,128	376,805	397,279	429,708

	389,368	397,737	415,461	433,963	469,404
Comm’l Owner Occupied:
Construction	3,751	6,198	4,213	2,986	1,517
Commercial Buildings	281,519	273,376	268,479	269,776	264,848

	285,270	279,574	272,692	272,762	266,365

Total	$706,195	$710,639	$723,207	$742,077	$772,093

Note — Excludes residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit.

Since December 2008, Mercantile has been focused on improving liquidity by reducing wholesale funding and growing local deposits, especially interest-bearing checking and money market deposit accounts. As of June 30, 2012, total deposits were $1.11 billion, a decline of $494 million since year-end 2008. By comparison, local deposits increased $327 million to $797 million since year-end 2008, representing 72.1 percent of total deposits compared to 29.4 percent at December 31, 2008. Approximately 77 percent, or $252 million, of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, while DDA checking accounted for $53.8 million, or about 17 percent of total growth. Growth in local deposits was driven primarily by the introduction of innovative new products, various deposit-gathering initiatives, enhanced advertising and branding campaigns, and transfers from maturing time deposit accounts.

Wholesale funds were $343 million, or 28.8 percent of total funds, as of June 30, 2012, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. Compared to a year ago, wholesale funding was reduced by $180 million, or 34.3 percent. The $1.07 billion decline in wholesale funding since the end of 2008 reflects both the shift toward local deposits, as well as a $796 million decline in total loans. This strategy has allowed Mercantile to reduce brokered deposits and Federal Home Loan Bank advances as they matured since year-end 2008.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $71.4 million during the second quarter of 2012. In addition to its short-term investments, at the end of the second quarter of 2012, Mercantile had approximately $140 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as $33.2 million of U.S. Government securities available to sell.

Asset Quality

Nonperforming assets (“NPAs”) at June 30, 2012 were $40.1 million, or 2.9 percent of total assets, compared to $60.4 million as of December 31, 2011, and $61.9 million as of June 30, 2011 (4.2 percent and 4.0 percent of total assets, respectively). This represents a decline of $20.3 million or 33.6 percent from the end of 2011, and a decline of $21.8 million or 35.3 percent from the year-ago quarter-end.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We made outstanding progress in improving our asset quality during the second quarter, as evidenced by the decrease in nonperforming assets. The ratio of nonperforming assets to total assets decreased to less than 3 percent compared with levels greater than 4 percent at the end of 2011, driven by loan upgrades and declines in nonperforming loans. As we build on the improvement in asset quality, we expect to continue leveraging the key strategic benefits of being a community bank. Even though business owners have been cautious in expanding, as we highlight the value of our strategic relationship approach and close proximity to their businesses, we expect to capture additional market share as growth opportunities arise.”

Nonperforming loans (“NPLs”) totaled $28.5 million as of June 30, 2012, down $10.1 million and $14.9 million, respectively, from the linked quarter-end and the year-ago quarter-end, while foreclosed real estate and repossessed assets declined $2.0 million and $6.9 million, respectively, from the linked and year-ago quarter-ends. CRE loans represented 62.5 percent of NPLs, or $17.8 million at June 30, 2012. Investor-owned nonperforming CRE loans accounted for $13.2 million of total CRE nonperforming loans (3.8 percent of $351 million investor-owned CRE loans), while owner-occupied CRE nonperforming loans accounted for $4.6 million (1.6 percent of $282 million owner-occupied CRE loans).

Nonperforming C&D loans were $3.4 million as of June 30, 2012, a decrease of $0.1 million since the year-ago quarter-end. Nonperforming C&I loans were $1.8 million as of June 30, 2012, a decline of $2.0 million since June 30, 2011. Owner-occupied and rental residential NPLs were $5.5 million as of June 30, 2012, down $3.1 million since the year-ago quarter-end.

NONPERFORMING ASSETS

($000s)	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Residential Real Estate:
Land Development	$3,946	$3,762	$5,479	$8,139	$8,531
Construction	965	1,242	1,397	1,418	2,089
Owner Occupied / Rental	5,982	6,437	7,138	7,737	8,996

	10,893	11,441	14,014	17,294	19,616
Commercial Real Estate:
Land Development	1,174	1,531	2,111	1,885	2,223
Construction	0	403	409	0	0
Owner Occupied	6,850	7,687	10,642	11,287	10,749
Non-Owner Occupied	19,386	28,954	30,106	22,435	25,526

	27,410	38,575	43,268	35,607	38,498
Non-Real Estate:
Commercial Assets	1,765	2,144	3,060	3,897	3,777
Consumer Assets	1	14	14	29	4

	1,766	2,158	3,074	3,926	3,781

Total	$40,069	$52,174	$60,356	$56,827	$61,895

During the second quarter of 2012, Mercantile added $3.3 million of NPAs to its problem asset portfolio and successfully disposed of $13.0 million through a combination of asset sales and principal pay-downs. Loan charge-offs were $1.3 million and foreclosed asset valuation write-downs were $1.1 million. In total, NPAs decreased by a net $12.1 million during the second quarter of 2012.

Improvement in asset quality is also apparent on a full-year basis. During the 12-month period ended June 30, 2012, Mercantile added $26.9 million of problem assets to its NPA portfolio, successfully disposed of $41.4 million, and charged off or wrote down an additional $7.3 million. In total, NPAs declined by a net $21.8 million since June 30, 2011.

NONPERFORMING ASSETS RECONCILIATION

($000s)	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
Beginning balance	$52,174	$60,356	$56,827	$61,895	$76,089
Additions	3,306	9,651	10,188	3,740	6,478
Returns to performing status	0	(737)	0	0	0
Principal payments	(11,357)	(5,533)	(2,115)	(5,058)	(12,067)
Sale proceeds	(1,586)	(9,282)	(3,038)	(2,670)	(2,547)
Loan charge-offs	(1,337)	(1,691)	(890)	(476)	(5,393)
Valuation write-downs	(1,131)	(590)	(616)	(604)	(665)

Total	$40,069	$52,174	$60,356	$56,827	$61,895

Net loan recoveries were $1.7 million during the second quarter of 2012, or an annualized negative 0.7 percent of average loans, compared with net loan charge-offs of $5.6 million (2.1 percent annualized) and $5.1 million (1.7 percent annualized) for the linked and prior-year quarters, respectively.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011
Residential Real Estate:
Land Development	$(110)	$38	$15	$135	$2,496
Construction	10	0	(90)	(11)	(9)
Owner Occupied / Rental	50	237	1,176	(187)	1,819

	(50)	275	1,101	(63)	4,306
Commercial Real Estate:
Land Development	(7)	103	(75)	47	(62)
Construction	0	0	0	0	0
Owner Occupied	(164)	793	68	(18)	755
Non-Owner Occupied	(1,525)	4,341	4,060	639	445

	(1,696)	5,237	4,053	668	1,138
Non-Real Estate:
Commercial Assets	(14)	81	(435)	(162)	(336)
Consumer Assets	14	(4)	0	26	(9)

	0	77	(435)	(136)	(345)

Total	$(1,746)	$5,589	$4,719	$469	$5,099

Capital Position

Shareholders’ equity totaled $150 million as of June 30, 2012, a decrease of $15.3 million from December 31, 2011. During the second quarter of 2012, Mercantile repurchased the entire $21.0 million of preferred stock that was sold to the U.S. Department of the Treasury on May 15, 2009. To fund the repurchase, the Bank paid a cash dividend to the Company in approximately the same amount. The Bank remains “well-capitalized” with a total risk-based capital ratio of 14.6 percent as of June 30, 2012, compared to 15.5 percent at December 31, 2011. At June 30, 2012, the Bank had approximately $54.4 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,610,850 total shares outstanding at June 30, 2012.

On July 3, 2012 Mercantile repurchased, for $7.5 million, the warrant it sold to the U.S. Department of the Treasury on May 15, 2009. The warrant provided for the purchase of 616,438 shares of Mercantile common stock at a price of $5.11 per share. To fund the repurchase, the Bank paid a cash dividend to the Company in approximately the same amount. On a pro-forma basis, assuming the warrant repurchase and the payment of the cash dividend had been consummated on June 30, 2012, Mercantile’s and the Bank’s capital ratios would decline by about 55 to 65 basis points.

Mr. Price concluded: “We are very pleased with the strong performance we’ve posted so far in 2012. Our earnings performance and financial condition continued to improve, which combined with achieving additional important milestones provides us greater flexibility to take advantage of lending and market opportunities as they arise. We were able to fully repurchase the preferred stock and the warrant from the Treasury over the past several months without having to access the capital markets or issue debt, and still maintain a strong regulatory capital position. We remain dedicated to the key strategies that have enabled us to resume the path of disciplined growth for long-term performance.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Second Quarter 2012 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2012	DECEMBER 31, 2011	JUNE 30, 2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$18,405,000	$12,402,000	$13,988,000
Interest-bearing deposit balances	10,585,000	9,641,000	9,501,000
Federal funds sold	53,476,000	54,329,000	103,510,000

Total cash and cash equivalents	82,466,000	76,372,000	126,999,000
Securities available for sale	127,591,000	172,992,000	199,785,000
Federal Home Loan Bank stock	11,961,000	11,961,000	11,961,000
Loans	1,060,996,000	1,072,422,000	1,122,999,000
Allowance for loan losses	(29,689,000)	(36,532,000)	(38,720,000)

Loans, net	1,031,307,000	1,035,890,000	1,084,279,000
Premises and equipment, net	26,164,000	26,802,000	27,144,000
Bank owned life insurance	49,312,000	48,520,000	47,631,000
Accrued interest receivable	3,895,000	4,403,000	5,010,000
Other real estate owned and repossessed assets	11,545,000	15,282,000	18,473,000
Net deferred tax asset	25,285,000	26,013,000	0
Other assets	15,719,000	14,994,000	16,592,000

Total assets	$1,385,245,000	$1,433,229,000	$1,537,874,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$164,532,000	$147,031,000	$144,761,000
Interest-bearing	941,098,000	965,044,000	1,103,171,000

Total deposits	1,105,630,000	1,112,075,000	1,247,932,000
Securities sold under agreements to repurchase	52,831,000	72,569,000	71,207,000
Federal Home Loan Bank advances	35,000,000	45,000,000	45,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	1,423,000	1,434,000	1,721,000
Accrued interest and other liabilities	7,709,000	4,162,000	8,107,000

Total liabilities	1,235,583,000	1,268,230,000	1,406,957,000
SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	0	20,331,000	20,202,000
Common stock	174,026,000	173,979,000	173,939,000
Retained earnings (deficit)	(26,799,000)	(32,639,000)	(65,312,000)
Accumulated other comprehensive income	2,435,000	3,328,000	2,088,000

Total shareholders’ equity	149,662,000	164,999,000	130,917,000

Total liabilities and shareholders’ equity	$1,385,245,000	$1,433,229,000	$1,537,874,000

Mercantile Bank Corporation

Second Quarter 2012 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED June 30, 2012	THREE MONTHS ENDED June 30, 2011	SIX MONTHS ENDED June 30, 2012	SIX MONTHS ENDED June 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$13,454,000	$16,171,000	$27,268,000	$32,903,000
Investment securities	1,430,000	2,235,000	3,131,000	4,626,000
Federal funds sold	38,000	48,000	70,000	78,000
Interest-bearing deposit balances	8,000	6,000	14,000	12,000

Total interest income	14,930,000	18,460,000	30,483,000	37,619,000
INTEREST EXPENSE
Deposits	2,844,000	4,333,000	5,853,000	8,967,000
Short-term borrowings	42,000	116,000	91,000	277,000
Federal Home Loan Bank advances	300,000	606,000	688,000	1,212,000
Other borrowed money	233,000	247,000	471,000	556,000

Total interest expense	3,419,000	5,302,000	7,103,000	11,012,000

Net interest income	11,511,000	13,158,000	23,380,000	26,607,000
Provision for loan losses	(3,000,000)	1,700,000	(3,000,000)	3,900,000

Net interest income after provision for loan losses	14,511,000	11,458,000	26,380,000	22,707,000
NONINTEREST INCOME
Service charges on accounts	379,000	401,000	764,000	823,000
Other income	1,561,000	1,302,000	3,110,000	2,632,000

Total noninterest income	1,940,000	1,703,000	3,874,000	3,455,000
NONINTEREST EXPENSE
Salaries and benefits	4,855,000	4,364,000	9,545,000	8,735,000
Occupancy	671,000	708,000	1,349,000	1,409,000
Furniture and equipment	299,000	304,000	606,000	607,000
Nonperforming asset costs	2,080,000	1,950,000	3,355,000	5,048,000
FDIC insurance costs	296,000	719,000	600,000	1,635,000
Other expense	2,403,000	2,398,000	4,803,000	4,590,000

Total noninterest expense	10,604,000	10,443,000	20,258,000	22,024,000

Income before federal income tax expense	5,847,000	2,718,000	9,996,000	4,138,000
Federal income tax expense	1,856,000	0	3,125,000	0

Net income	3,991,000	2,718,000	6,871,000	4,138,000
Preferred stock dividends and accretion	703,000	337,000	1,031,000	669,000

Net income attributable to common shares	$3,288,000	$2,381,000	$5,840,000	$3,469,000

Basic earnings per share	$0.38	$0.28	$0.68	$0.40
Diluted earnings per share	$0.36	$0.27	$0.65	$0.39
Average basic shares outstanding	8,610,181	8,604,476	8,607,832	8,601,835
Average diluted shares outstanding	9,043,791	8,872,692	9,023,744	8,878,595

Mercantile Bank Corporation

Second Quarter 2012 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2012 2nd Qtr	2012 1st Qtr	2011 4th Qtr	2011 3rd Qtr	2011 2nd Qtr	2012	2011
EARNINGS
Net interest income	$11,511	11,869	12,335	12,295	13,158	23,380	26,607
Provision for loan losses	$(3,000)	0	1,900	1,100	1,700	(3,000)	3,900
Noninterest income	$1,940	1,934	2,023	1,804	1,703	3,874	3,455
Noninterest expense	$10,604	9,654	9,497	9,975	10,443	20,258	22,024
Net income before federal income tax expense	$5,847	4,149	2,961	3,024	2,718	9,996	4,138
Net income	$3,991	2,880	30,322	3,024	2,718	6,871	4,138
Net income common shares	$3,288	2,552	29,991	2,682	2,381	5,840	3,469
Basic earnings per share	$0.38	0.30	3.49	0.31	0.28	0.68	0.40
Diluted earnings per share	$0.36	0.28	3.37	0.30	0.27	0.65	0.39
Average basic shares outstanding	8,610,181	8,605,484	8,604,240	8,604,263	8,604,476	8,607,832	8,601,835
Average diluted shares outstanding	9,043,791	8,991,422	8,888,900	8,868,122	8,872,692	9,023,744	8,878,595
PERFORMANCE RATIOS
Return on average assets	0.94%	0.73%	8.22%	0.71%	0.61%	0.83%	0.44%
Return on average equity	8.46%	6.14%	85.19%	7.89%	7.39%	7.26%	5.47%
Net interest margin (fully tax-equivalent)	3.63%	3.73%	3.65%	3.50%	3.61%	3.68%	3.62%
Efficiency ratio	78.83%	69.94%	66.14%	70.75%	70.27%	74.33%	73.26%
Full-time equivalent employees	231	225	232	237	235	231	235
CAPITAL
Period-ending equity to assets	10.80%	11.92%	11.51%	9.25%	8.51%	10.80%	8.51%
Tier 1 leverage capital ratio	11.42%	12.66%	12.09%	10.87%	10.27%	11.42%	10.27%
Tier 1 risk-based capital ratio	13.33%	14.87%	14.19%	13.24%	12.58%	13.33%	12.58%
Total risk-based capital ratio	14.59%	16.14%	15.46%	14.51%	13.85%	14.59%	13.85%
Book value per common share	$17.38	16.97	16.73	13.45	12.77	17.38	12.77
Cash dividend per common share	$0.00	0.00	0.00	0.00	0.00	0.00	0.00
ASSET QUALITY
Gross loan charge-offs	$1,708	7,576	5,791	1,342	6,733	9,284	12,764
Net loan charge-offs	$(1,746)	5,589	4,719	469	5,099	3,843	10,548
Net loan charge-offs to average loans	(0.66%)	2.10%	1.75%	0.17%	1.73%	0.72%	1.76%
Allowance for loan losses	$29,689	30,943	36,532	39,351	38,720	29,689	38,720
Allowance for loan losses to total loans	2.80%	2.94%	3.41%	3.60%	3.45%	2.80%	3.45%
Nonperforming loans	$28,524	38,668	45,074	39,540	43,422	28,524	43,422
Other real estate and repossessed assets	$11,545	13,506	15,282	17,287	18,473	11,545	18,473
Nonperforming assets to total assets	2.89%	3.72%	4.21%	3.84%	4.02%	2.89%	4.02%
END OF PERIOD BALANCES
Loans	$1,060,996	1,051,674	1,072,422	1,094,037	1,122,999	1,060,996	1,122,999
Total earning assets (before allowance)	$1,264,609	1,284,982	1,321,345	1,385,945	1,447,756	1,264,609	1,447,756
Total assets	$1,385,245	1,401,596	1,433,229	1,477,985	1,537,874	1,385,245	1,537,874
Deposits	$1,105,630	1,093,434	1,112,075	1,185,333	1,247,932	1,105,630	1,247,932
Shareholders’ equity	$149,662	167,084	164,999	136,733	130,917	149,662	130,917
AVERAGE BALANCES
Loans	$1,067,933	1,065,285	1,072,851	1,111,184	1,179,786	1,066,609	1,206,264
Total earning assets (before allowance)	$1,290,066	1,294,380	1,358,585	1,414,722	1,483,409	1,292,223	1,501,258
Total assets	$1,407,400	1,409,953	1,448,000	1,504,640	1,566,708	1,408,676	1,584,695
Deposits	$1,109,160	1,095,147	1,152,001	1,211,863	1,251,818	1,102,155	1,256,677
Shareholders’ equity	$155,931	166,846	139,676	134,862	129,242	161,388	127,835